Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (this “Agreement”), dated as of January 13, 2025, is by and between IAC Inc., a Delaware corporation (the “Company”), and Joseph Levin (“Executive”).

WHEREAS, reference is made to (1) the Employment Agreement, by and between Executive and the Company, dated November 5, 2020 (“Employment Agreement”), (2) the Amended and Restated Restricted Stock Agreement, dated June 7, 2021 (“RSA”), and (3) the Voting Agreement, by and among Mr. Diller and the trustees of certain trusts, on the one hand, and Executive, on the other hand, dated November 5, 2020 (“Voting Agreement”);

WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company and currently serves on the Board of Directors of the Company (the “Board”);

WHEREAS, the Board and Executive have mutually agreed that Executive will transition out of his role as Chief Executive Officer of the Company effective upon the first to occur of (1) the completion of the separation of Angi Inc. (“Angi”) from IAC (the “Spinoff” and the date upon which the Spinoff occurs, the “Spinoff Effective Date”), (2) the date on which the Company publicly announces that the Board has determined not to proceed with the Spinoff or, if such announcement occurs prior to May 31, 2025, May 31, 2025 (the “Spinoff Stop Date”), and (3) May 31, 2025; and

WHEREAS, the Company and Executive desire to set forth their respective rights and obligations regarding Executive’s departure from the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Definitions.

a.            “Angi Class A Share” means a share of Angi Class A common stock, par value $0.001 per share.

b.            “Angi Class B Share” means a share of Angi Class B common stock, par value $0.001 per share.

c.            “Cause” shall mean the occurrence of any of the following after the date of this Agreement: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s service shall be immediately reinstated if the indictment is dismissed or otherwise dropped and Cause has not otherwise occurred; (ii) a willful and material breach by Executive of the Executive Covenants (as defined below) or, subsequent to its effectiveness, the Supplemental Release (as defined below); (iii) Executive’s continued willful and material failure to perform the duties required by this Agreement; or (iv) a willful and material violation by Executive, during the Transition Period, of Company policies pertaining to ethics, wrongdoing or conflicts of interest that results in, or would reasonably be expected to result in material harm to the Company or its reputation; provided, that in no event shall Executive’s termination be for “Cause” pursuant to any of clauses (ii), (iii) or (iv) of this paragraph (c) unless (x) an event or circumstance constituting “Cause” shall have occurred and the Company provides Executive with written notice thereof within thirty (30) days after any member of the Board (other than Executive) has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the Company believes constitutes Cause, (y) Executive fails to cure the circumstance or event so identified (if curable) within thirty (30) days after the receipt of such notice, and (z) within ninety (90) days of such notice there will have been delivered to Executive a copy of a resolution duly adopted by at least seventy-five percent (75%) of the members of the Board, excluding Executive, after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of such directors, Executive has engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail (it being understood that the determination of whether Cause occurred is a question of fact and shall be subject to de novo review by the applicable courts in any dispute pursuant to Section 12 of this Agreement without deference to any opinion rendered by such directors). For the avoidance of doubt, clause (iv) of this paragraph (c) shall not apply during the Consulting Period.

d.            “Disability” means the disability of Executive after the expiration of more than one hundred eighty (180) consecutive days after its commencement which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to Executive, his spouse or a personal representative designated by Executive; provided that Executive shall be deemed to be disabled only following the expiration of ninety (90) days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such ninety (90) day period he fails to return to managing the business affairs of the Company. A total disability shall mean mental or physical incapacity that prevents Executive from managing the business affairs of the Company.

e.            “Employment Termination Date” means the first to occur of (i) the Spinoff Effective Date, (ii) the Spinoff Stop Date, (iii) May 31, 2025, and (iv) such earlier date that Executive’s employment with the Company is terminated for any other reason.

f.            “Executive Covenants” shall mean Section 2 (Confidential Information; Non-Competition; Non-Solicitation; and Proprietary Rights) of the Standard Terms and Conditions of the Employment Agreement.

g.            “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) the material reduction in Executive’s title, (ii) any material reduction in Executive’s Base Salary, (iii) the relocation of Executive’s principal place of employment outside of New York, New York, (iv) the requirement that Executive report to anyone other than the Reporting Authority (as defined below), (v) any other action or inaction that constitutes a material breach by the Company of this Agreement or (vi) a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company does not assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

h.            “Qualifying Termination” means (i) a termination of Executive’s employment with the Company by the Company without Cause, other than as a result of death or Disability, (ii) a termination of employment with the Company by the Executive for Good Reason, (iii) the automatic termination of Executive’s employment with the Company upon the occurrence of the Spinoff Effective Date, the Spinoff Stop Date, or May 31, 2025, or (iv) the termination of Executive’s employment with the Company due to death or Disability. A Qualifying Termination does not include a termination by Executive of his employment voluntarily without Good Reason.

i.            “Transition Period” means the period commencing on the date of this Agreement and ending on the Employment Termination Date.

2.            Transition Period.

a.            Termination of Employment Agreement, Voting Agreement and RSA. Effective as of the date of this Agreement, except as provided in Section 6 of this Agreement, each of the Employment Agreement, the Voting Agreement and the RSA is terminated and the 3,000,000 shares of Restricted Stock granted to Executive pursuant to the RSA shall be irrevocably cancelled and forfeited by Executive.

b.            Employment During Transition Period.

i.            Position, Initial Powers/Responsibilities and Performance. During the Transition Period, the Company shall continue to employ Executive, and Executive shall be employed, as Chief Executive Officer of the Company. During Executive’s employment with the Company, Executive shall use good faith efforts to do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of Executive’s position and to render such services in accordance with the generally applicable policies of the Company as in effect from time to time and otherwise on the terms set forth herein. For the avoidance of doubt, nothing in this Agreement requires Executive to perform duties inconsistent with his position. In addition, during the Transition Period, Executive’s service on the Board will continue.

ii.            Reporting. During Executive’s employment with the Company, Executive shall report directly and solely (A) to the Chairman and Senior Executive of the Company, consistent with past practices, so long as Barry Diller holds those positions, or (B) if Mr. Diller ceases to serve as Chairman and Senior Executive of the Company, to the Board (clauses (A) and (B) hereinafter referred to as the “Reporting Authority”). During Executive’s employment with the Company, he will be the highest-ranking executive of the Company other than Mr. Diller, and all other executives of the Company will report directly or indirectly to Executive.

iii.            Full Time Service and Other Activities. Executive agrees to devote all of Executive’s working time, attention and efforts to the Company, except for vacations, illness or incapacity; provided that Executive’s service as Chairman or member of the Board of Directors of Angi and/or as a member of the Board of Directors of MGM Resorts International shall not constitute a breach of Executive’s commitment in this sentence. Executive may (i) participate in industry, religious, civic and charitable activities and, with the consent of the Reporting Authority, on corporate boards of directors unrelated to the Company and (ii) manage his and his immediate family’s personal investments, so long as such activities do not materially interfere with Executive’s performance of his duties hereunder or compete with or present an actual or apparent conflict of interest for the Company, which shall be determined by the General Counsel of the Company in his/her good faith judgment.

iv.            Location. Executive’s principal place of employment shall be at the Company’s offices located in New York, New York.

c.            Compensation During Transition Period.

i.            Base Salary. During the Transition Period, the Company shall continue to pay Executive an annual base salary of $1,000,000, payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).

ii.            Benefits. Section 5A(c) of the Employment Agreement will remain in effect during the Transition Period.

3.            Employment Termination Date. Effective as of the Employment Termination Date, Executive’s employment with the Company shall terminate, and Executive agrees that the occurrence of the Employment Termination Date shall constitute his automatic resignation from his positions as a member of the Board and Chief Executive Officer of the Company and from any and all other positions held by Executive with the Company and its subsidiaries and other affiliated entities, other than Angi. Executive agrees to execute any such additional documentation as may be reasonably required to effectuate the resignations detailed in the immediately preceding sentence.

4.            Separation Benefits.

a.            Angi Shares.

i.            Coincident with this Agreement, the Company has transferred to Executive 5,008,600 fully vested Angi Class B Shares (the “Transferred Angi Shares”) and $9,346,585 in cash (the “Total Cash Amount”); provided, however, that, as promptly as practicable after receipt of the Transferred Angi Shares, Exeutive shall deliver to Angi’s transfer agent a letter of instruction directing the transfer agent to convert the Transferred Angi Shares into an equal number of Angi Class A Shares (the “Converted Angi Shares”), with effect as of the date of this Agreement, and will take such other steps as are reasonably required to cause such conversion to take effect. Executive has elected to satisfy the applicable tax withholding obligations with respect to the transfer of the Transferred Angi Shares and the Total Cash Amount by having the Company retain the Total Cash Amount, and remit such amount to the Internal Revenue Service and any other applicable tax authority on the date of this Agreement. The Converted Angi Shares will be held electronically in book entry form in the brokerage account designated by Executive. Executive and the Company agree that the fair market value of each Transferred Angi Share equals the closing price of an Angi Class A Share on the Nasdaq Market on January 13, 2025.

ii.           The Converted Angi Shares will bear the following electronic notation, in addition to a customary notation relating to securities laws:

Joseph Levin acquired these shares on January 13, 2025. The transferability of these shares is subject to the terms and conditions of the Agreement, dated as of January 13, 2025, by and between IAC Inc., a Delaware corporation and Joseph Levin, including restrictions on transferability and the requirement to return the shares to IAC Inc. under circumstances specified therein. Copies of such Agreement are on file at the offices of IAC Inc., 555 West 18th Street, 6th Floor, New York, NY 10011.

iii.          Executive agrees that he shall not transfer or dispose of any of the Converted Angi Shares prior to the sixth anniversary of the Employment Termination Date, other than by will or by the laws of descent and distribution or for estate planning purposes pursuant to a transfer to the Executive’s spouse or children, whether directly or indirectly or by means of a trust or partnership; provided that as a condition to any transfer for estate planning purposes, the transferee must agree to be bound by the transfer restrictions (including the electric notation described above) contained herein and the return obligation contained in the following two sentences. Executive agrees that the transfer of the Transferred Angi Shares and the payment of the Total Cash Amount will be rescinded if Executive revokes the Executive Release set forth in Section 8(a) during the seven-day period following execution of this Agreement and that Executive will return to the Company the Converted Angi Shares and a cash amount equal to the Total Cash Amount within five business days after any such revocation. Executive further agrees that if his employment with the Company is terminated by the Company for Cause or if Executive terminates his employment voluntarily without Good Reason, he will return to the Company the Converted Angi Shares and a cash amount equal to the Total Cash Amount within five business days following such employment termination or revocation, as applicable.

iv.            If (A) the Company publicly announces that the Board has determined not to proceed with the Spinoff, or (B) (I) the nominating committee of the Board of Directors of Angi (“Angi Board”) fails to nominate Executive to stand for election to the Angi Board at such time as the class of directors of which Execuctive is a member stands for election, or (II) Executive stands for election to the Angi Board, but is not elected and is not immediately thereafter re-appointed to the Board, other than as a result of (x) Executive’s removal from the Angi Board for Cause (as modified to apply to Executive’s role at Angi) or (y) Executive’s voluntary resignation from the Angi Board or notice to the Angi Board that he no longer wishes to serve on the Angi Board, the transfer restriction set forth in Section 4(a)(iii) will cease to apply as of the date of such announcement, failure or non-election (as applicable).

b.            Additional Separation Benefits. Subject to Executive’s execution of the supplemental release in the form attached as Exhibit A to this Agreement (the “Supplemental Executive Release”) within 21 calendar days following the date of a Qualifying Termination, and the non-revocation of the Supplemental Executive Release during the seven-day period following execution of the Supplemental Executive Release (together, the “Supplemental Release Conditions”), Executive will be entitled to the following rights and benefits:

i.            Company Options. Any vested options to purchase shares of Company common stock, par value $0.0001 per share, held by Executive shall remain exercisable through the full scheduled expiration date of such options as if Executive’s employment had continued. The Company shall provide notice to Vimeo, Inc. of such extension of the post-termination exercise period pursuant to Section 6.3(g) of the Employee Matters Agreement, dated as of May 24, 2021, by and between the Company and Vimeo, Inc.

ii.            Post-Separation Consulting.

A.            Consulting Period. The consulting services contemplated by this Section 4(b)(ii) shall commence on the Employment Termination Date and end on the sixth anniversary of the Employment Termination Date, unless terminated earlier as provided herein (such period, through the termination date, (the “Consulting Period”).

B.            Consulting Services. During the Consulting Period, Executive shall provide consulting services to the Reporting Authority relating to the strategy of the Company and such other related matters, and involving such commitments of time (subject to Executive’s other commitments), as Executive and the Reporting Authority from time to time mutually agree, it being understood that the failure to reach such agreement for any reason or no reason shall not constitute Cause. Services will be performed remotely (virtually) unless Executive and the Reporting Authority otherwise mutually agree. Executive shall be indemnified by the Company for his services rendered during the Consulting Period (and legal fees and expenses advanced and kept current) on the same basis as if he were then a senior executive officer of the Company.

C.            Remuneration. In consideration of the consulting services provided by Executive during the Consulting Period, the Company shall pay Executive as follows: (A) $1,000,000 per year, payable in equal monthly installments, on the first business day of each month during the Consulting Period, and (B) $2,000,000 per year, payable on the first business day following each of the first, second, third, fourth, fifth and sixth anniversaries of the Employment Termination Date, with each such payment subject to Executive’s satisfaction of his obligations under Section 4(b)(ii) of this Agreement through the applicable date; provided, however, that if (I) the Company terminates the Consulting Services, other than for Cause, (II) the Executive terminates the Consulting Services due to a Company Default (as defined below) or (III) the Consulting Services terminate due to Executive’s death or Disability, the Company will pay to Executive in a lump sum all theretofore unpaid consulting fees for the balance of the six-year Consulting Period, such payment to be made within thirty days following such termination; provided, further that the payments contemplated by this Section 4(b)(ii)(C) shall cease upon the termination by the Company of the Consulting Services for Cause. “Company Default” means the failure to pay the consulting fees in accordance with this Section 4(b)(ii)(C), provided, however, that a Company Default shall not have occurred unless Executive provides to the Company written notice of a failure to pay within ninety days of such failure and the Company fails to cure such failure within ten days of such written notice.

D.            Independent Contractor Status. Executive acknowledges and agrees that (I) his services during the Consulting Period are to be rendered as an independent contractor and Executive shall not be considered an employee of the Company or any of its affiliates for tax purposes or for any other purposes whatsoever, and (II) he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to all payments provided pursuant to this Section 4(b). Executive agrees that during the Consulting Period Executive will not be an agent of the Company or any of its affiliates, and that Executive will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind the Company or any of its affiliates.

E.            Other Employment. The Company acknowledges that Executive is not prohibited by this Section 4(b)(ii) from obtaining employment with or otherwise providing services to another entity during the Consulting Period; provided that Executive shall remain subject to the Executive Covenants to the extent set forth in Section 6 of this Agreement.

F.            Termination of Consulting Services. The Consulting Services may not be terminated except as provided by Section 4(b)(ii)(C) of this Agreement.

Executive acknowledges and agrees that Executive’s rights and benefits under this Section 4 are subject to the satisfaction of the Supplemental Release Conditions, and Executive shall forfeit all rights and benefits under this Section 4(b) if the Supplemental Release Conditions are not satisfied or if Executive does not comply with the terms of the Supplemental Release. Following satisfaction of the Supplemental Release Conditions, the Company shall execute a release of claims in favor of Executive substantially in the form attached hereto as Exhibit B (the “Supplemental Company Release”). The Supplemental Executive Release shall not be effective unless and until the Company executes the Supplemental Company Release. However, for the avoidance of doubt, the execution or non-execution of the Supplemental Company Release shall not affect whether or not the Supplemental Release Conditions have been satisfied. Executive shall not be entitled to any of the rights and benefits under Section 4(b) in the event that the Company terminates his employment for Cause or Executive voluntarily terminates his employment without Good Reason.

5.            Accrued Obligations. As used in this Agreement, “Accrued Obligations” shall mean the sum of (a) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be (and for accrued vacation); (b) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (c) any reimbursements that Executive is entitled to receive under Section 2(c)(ii) of this Agreement. Within thirty (30) days of the date of termination of employment for any reason, the Company shall pay Executive in a lump sum in cash any Accrued Obligations.

6.            Executive Covenants. The Executive Covenants are incorporated by reference into this Agreement mutandis mutatis and shall remain in effect in accordance with their terms. For the avoidance of doubt, Section 2(b), Section 2(c) and Section 2(d) of the Executive Covenants shall remain in effect from the date of this Agreement through the two year anniversary of the Employment Termination Date.

7.            2024 Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus in respect of calendar year 2024 (regardless of when the Employment Termination Date occurs); provided that no such bonus shall be due in the event of a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason prior to the payment date. The amount of any such bonus shall be determined by the Compensation and Human Resources Committee of the Board in its sole discretion, consistent with past practice, based on factors it deems relevant, and shall be paid at such time as annual bonuses are paid to other executive officers of the Company.

8.            Mutual Release.

a.            Executive Release of Company.

i.            For and in consideration of the payments provided for and promises made by the Company herein and other good and valuable consideration, Executive and Executive’s heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Executive Releasors”) hereby waive, release, and forever discharge the Company and its subsidiaries and affiliates, and its and their respective divisions, branches, predecessors, successors, assigns, and past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers, and fiduciaries, in their individual and representative capacities (collectively, the “Company Releasees”), of and from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever related to Executive’s employment with or severance from the Company, including without limitation with respect to wrongful or tortious termination, constructive discharge, breach of implied or express employment contracts and/or estoppel, discrimination and/or retaliation, libel, slander, non-payment of wages or other compensation, including grants of stock options or any other equity compensation, in each case under any federal, state, or local laws, statutes, rules, or regulations of any type or description, including without limitation under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Rehabilitation Act; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; the Reconstruction Era Civil Rights Act; the New York State Executive Law, and the New York City Human Rights Law, each as amended, and any other claim of discrimination, harassment, or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), which the Executive Releasors or any of them ever had, now have, or hereafter shall or may have against the Company Releasees or any of them for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date that Executive signs this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Executive Releasors expressly waive any right or claim for reinstatement of employment, back pay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical, or hospitalization benefits, accidental death and dismemberment coverage, long-term disability coverage, stock or other interests in the Company or any subsidiary or affiliate thereof, life insurance benefits, overtime, severance pay, and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the severance thereof.

ii.            Executive acknowledges and agrees that by virtue of the foregoing, Executive has waived any relief available to Executive (including without limitation monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Section 8(a). Executive therefore agrees that Executive will not seek or accept any award of damages or settlement relating to any purported damages from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. Notwithstanding anything to the contrary set forth in this Section 8(a), Executive does not release, waive, or discharge the Company from (i) any claims to seek to enforce this Agreement or (ii) any claims for indemnification, advancement of expenses or contribution with respect to any liability incurred by Executive as a director or officer of the Company.

iii.            For the purpose of implementing a full and complete release and discharge of the Company Releasees, Executive acknowledges that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this Section 8(a) that neither party knows or suspects to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Company Releasees who are not a party to this Agreement are third-party beneficiaries of this Agreement and are entitled to enforce its provisions.

iv.            This release contained in this Section 8(a) specifically excludes (i) Executive’s rights and the Company’s obligations under this Agreement, and (ii) the right to indemnification and/or advancement Executive has or may have under this Agreement, the by-laws and/or certificate of incorporation of the Company or any of its subsidiaries or affiliates or as an insured under any director’s and officer’s liability insurance policy now or previously in force. Nothing contained in this Section 8(a) shall release Executive from Executive’s obligations, including any obligations to abide by the Executive Covenants.

v.            The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

b.            Company Release of Executive.

i.            For and in consideration of the promises made by the Executive herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on its behalf, and on behalf of its predecessors, affiliates and successors, and each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities (collectively the “Company Releasors”), hereby waives, releases and forever discharges Executive and Executive’s heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Executive Releasees”) from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever, in any way resulting from, arising out of or connected with Executive’s employment by the Company or any of its subsidiaries or other affiliates or pursuant to any federal, state or local law, regulation or other requirements, including, without limitation, those arising under common law, which the Company Releasors or any of them ever had, now have, or hereafter shall or may have against the Executive Releasees or any of them for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date that the Company signs this Agreement.

ii.            The Company acknowledges and agrees that by virtue of the foregoing, the Company has waived any relief available to the Company (including without limitation monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Section 8(b). The Company therefore agrees that the Company will not seek or accept any award of damages or settlement relating to any purported damages from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. Notwithstanding anything to the contrary set forth in this Section 8(b), the Company does not release, waive, or discharge Executive from any claims to seek to enforce this Agreement.

iii.            For the purpose of implementing a full and complete release and discharge of the Executive Releasees, except as provided in Section 8(b)(iv) of this Agreement, the Company acknowledges that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this Section 8(b) that neither party knows or suspects to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Executive Releasees who are not a party to this Agreement are third-party beneficiaries of this Agreement and are entitled to enforce its provisions.

iv.            Excluded from the scope of this release is (A) any claim arising under the Executive Covenants after the effective date of this Agreement, (B) any claims that seek to enforce this Agreement, and (C) any claims relating to Executive’s commission of fraud or criminal acts against Company or its affiliates or other substantial, willful and intentional misconduct related to Executive’s employment with the Company or any of its affiliates.

v.            The release of Executive contained in this Section 8(b) shall be void and of no effect if Executive revokes the release contained in Section 8(a) of this Agreement.

9.            Full Settlement; No Obligation to Mitigate; Effect of Certain Terminations of Employment; Indemnification; Cooperation.

a.            Full Settlement. Executive agrees that the payments and benefits contemplated by Section 4 of this Agreement shall be in full satisfaction of any rights and benefits due to Executive upon a Qualifying Termination, including, without limitation, any rights and benefits under the Employment Agreement. Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to Section 4 of this Agreement shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company.

b.            No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

c.            Effect of Certain Terminations of Employment. If Executive’s employment with the Company is terminated other than as a result of a Qualifying Termination, Executive shall only be entitled to the Accrued Benefits, which shall be paid within thirty (30) days following the employment termination date.

d.            Indemnification. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in the definition of Cause. The Company shall also advance, and keep current, Executive’s legal fees and expenses in such matter(s), subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision that Executive was not entitled to advancement or reimbursement of such fees and expenses.

e.            Cooperation. Executive agrees to cooperate with the Company following the Employment Termination Date concerning business or legal matters about which Executive had knowledge during his employment. The Company will pay Executive his reasonable out-of-pocket expenses incurred in connection therewith.

10.            Tax Withholding. Except as otherwise provided in Section 4 of this Agreement, all payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

11.            Entire Agreement. This Agreement, the Supplemental Executive Release and the Supplemental Company Release constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof. Notwithstanding the foregoing, Executive acknowledges and agrees that compensation previously provided to Executive or provided to Executive under this Agreement shall be subject to the Company’s compensation recovery policy as in effect on the date hereof or as subsequently modified to the extent required by applicable law.

12.            Governing Law; Jurisdiction.

a.            The Executive Covenants and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to the Executive Covenants) shall be governed by and construed under and in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

b.            Other than the Executive Covenants, this Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

c.            The Company may seek equitable relief in court as provided for in the Executive Covenants.

d.            Any dispute under this Agreement will be heard and determined before the Delaware Chancery Court located in Wilmington, Delaware, or, if not maintainable therein, then an appropriate federal court located in Wilmington, Delaware, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing herein shall prevent the Company from seeking equitable relief in court as provided for in the Executive Covenants.

13.            Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

14.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This Agreement shall not be assignable by Executive. If Executive shall die before all the payments required by this Agreement to be made to Executive have been made, then all remaining payments shall be made to Executive’s estate or such person or trust as Executive shall designate.

15.            Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

16.            Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

17.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

18.            Section 409A.

a.            This Agreement is intended to comply with the requirements of Section 409A of the Code (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment of any payment subject to Section 409A.

b.            All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c.            Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Employment Termination Date.

d.            In no event shall the Company be required to pay Executive any "gross-up" or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A.

19.            Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	IAC Inc.

555 West 18th Street, 6th Floor
New York, NY 10011
Attention: Chief Legal Officer

If to Executive:	At the most recent address for Executive on file at the Company,

with a copy to

Sullivan & Cromwell LLP
125 Broad Street, New York, NY, 10004
Attention: Marc Trevino

Either party may change such party’s address for notices by notice duly given pursuant hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IAC Inc.

By:	/s/ Kendall Handler
Name:	Kendall Handler
Title:	Executive Vice President, Chief Legal Officer

/s/ Joseph Levin
Joseph Levin

[Signature Page to Employment Transition Agreement]

EXHIBIT A

Supplemental Executive Release of Company

DATE

Joseph Levin

IAC Inc.
555 West 18th Street, 6th Floor
New York, NY 10011

Dear Joey:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IAC Inc. (the “Company”) and you hereby agree to the severance of your employment with the Company upon the following terms and conditions of this agreement (this “Agreement”). Capitalized terms used in this Agreement that are not defined shall have the meanings ascribed to such terms in the Employment Transition Agreement, by and between you and the Company, dated January 13, 2025 (“ETA”).

1.            Effective as of DATE (the “End Date”), you are hereby terminated from your employment as Chief Executive Officer, and from any and all other positions you occupy as an officer, director, or employee of the Company or any subsidiary or affiliate of the Company, and each such employment relationship between the Company or any subsidiary or affiliate of the Company and you is hereby terminated in all respects, in each case other than as with respect to Angi. The End Date shall be the date of termination of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein or under the terms of the benefit plans, or as required by law.

2.            (a) In exchange for the general release in paragraph 9 below and other promises contained herein, you are entitled to the rights and benefits set forth in Section 4(b) of the ETA.

(b)            You hereby agree and acknowledge that the payments and/or benefits provided in paragraph 2(a) exceed any payments, benefits, or other things of value to which you might otherwise be entitled under any policy, plan, or procedure of the Company or any of its subsidiaries or affiliates or pursuant to any prior agreement or contract with the Company or its any of its subsidiaries or affiliates.

4.            As of the End Date, you are entitled to your vested account balance, if any, in the Company’s Retirement Savings Plan, subject to the terms and conditions of such plan. The Company will provide you with a summary of the procedures for all such benefits to be transferred, if you so choose, to a new or existing individual retirement account established by you. You are also entitled to your vested account balance, if any, in the Company’s Executive Deferred Compensation Plan, subject to the terms and conditions of such plan.

5.            Your short-term and long-term disability insurance coverage provided by the Company ends on the End Date. Long-term disability insurance, to the extent you currently participate in that plan, may be converted to an individual plan (and information about that option will be forwarded to you under separate cover).

6.            Your coverage under the Company’s Health and Welfare Benefits Plan, to the extent you currently participate in that plan, will end on the last day of the calendar month of the End Date, i.e., END DATE. If you wish to continue your participation and that of your eligible dependents in the Company's group health, dental, vision, and/or flexible spending account plans after the coverage ends, you may do so under applicable federal law (i.e., “COBRA”) by calling COBRA Services at 866-365-2413. All Group Life and Accidental Death and Dismemberment Insurance, to the extent you currently participate in those plans, may be converted to individual plans (and information about those options will be forwarded to you under separate cover).

7.            To the extent provided therein, your obligations under any company policy to which you were subject during your employment and which survive termination of your employment shall survive the severance of your employment provided for herein.

8.            During your employment at the Company and/or any of its subsidiaries or affiliates, you may have been granted stock options and/or restricted stock units and/or restricted stock by the Company or such subsidiary or affiliate. All terms and conditions of each applicable stock option agreement or restricted stock unit agreement or restricted stock agreement, and the terms and conditions of the applicable plan corresponding thereto (collectively, as amended by the ETA, the “Equity Agreements”), including the forfeiture provisions thereof, shall remain unchanged and in full force and effect. You may contact Salomon Smith Barney at 866-493-3128 to determine the status of any stock options and/or restricted stock units and/or restricted stock that you may have.

9.            (a)            For and in consideration of the payments provided for and promises made by the Company herein and other good and valuable consideration, you and your heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Releasors”) hereby waive, release, and forever discharge the Company and its subsidiaries and affiliates, and its and their respective divisions, branches, predecessors, successors, assigns, and past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers, and fiduciaries, in their individual and representative capacities (collectively, the “Company Releasees”), of and from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever related to your employment with or severance from the Company, including without limitation with respect to wrongful or tortious termination, constructive discharge, breach of implied or express employment contracts and/or estoppel, discrimination and/or retaliation, libel, slander, non-payment of wages or other compensation, including grants of stock options or any other equity compensation, in each case under any federal, state, or local laws, statutes, rules, or regulations of any type or description, including without limitation under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Rehabilitation Act; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; the Reconstruction Era Civil Rights Act; the New York State Executive Law, and the New York City Human Rights Law, each as amended, and any other claim of discrimination, harassment, or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), which the Releasors or any of them ever had, now have, or hereafter shall or may have against the Company Releasees or any of them for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date that you sign this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Releasors expressly waive any right or claim for reinstatement of employment, back pay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical, or hospitalization benefits, accidental death and dismemberment coverage, long-term disability coverage, stock or other interests in the Company or any subsidiary or affiliate thereof, life insurance benefits, overtime, severance pay, and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the severance thereof.

(b)            You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in paragraph 9. You therefore agree that you will not seek or accept any award of damages or settlement relating to any purported damages from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. Notwithstanding anything to the contrary set forth in this paragraph 9, you do not release, waive, or discharge the Company from (i) any claims to seek to enforce this Agreement or (ii) any claims for indemnification, advancement of expenses or contribution with respect to any liability incurred by you as a director or officer of the Company.

(c)            For the purpose of implementing a full and complete release and discharge of the Company Releasees, you acknowledge that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 9 that neither party knows or suspects to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Company Releasees who are not a party to this Agreement are third-party beneficiaries of this Agreement and are entitled to enforce its provisions.

(d)            This release contained in this paragraph 9 specifically excludes (i) your rights and the Company’s obligations under the ETA, and (ii) the right to indemnification and/or advancement you have or may have under the ETA, the by-laws and/or certificate of incorporation of the Company or any of its subsidiaries or affiliates or as an insured under any director’s and officer’s liability insurance policy now or previously in force. Nothing contained in this Release shall release you from your obligations, including any obligations to abide by the Executive Covenants, under the ETA that continue or are to be performed following termination of employment.

10.            (a)            You agree that you will preserve the confidentiality of this Agreement and not discuss or disclose its existence, substance, or contents to anyone and that you will not make any statements to third parties about the circumstances of the termination of your employment, in each case except as required by law; provided, however, that you may disclose the existence, substance, and contents of this Agreement to your immediate family and household members, and to your legal and financial advisors who need to know such information, so long as they have been advised by you of the confidentiality of such information and have agreed to maintain its confidentiality.

(b)            The Company hereby informs you that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

11.            You represent that you do not have in your possession or custody, and have not failed to return to the Company, all property belonging to the Company, including but not limited to laptop computers, iPads, cell phone, keys, access cards for buildings and office floors, and confidential business information and documents, provided that you will be permitted to retain [to be discussed for Advisor role].

12.            This Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). The Company and you hereby submit to the jurisdiction of all state courts in the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, for the purposes of the enforcement of this Agreement. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

13.            (a)            This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns.

(b)            This Agreement is not intended, and shall not be construed, as an admission that any of the Company Releasees has violated any federal, state, or local law (statutory or decisional), ordinance, or regulation, breached any contract, or committed any wrong whatsoever against you or anyone else.

(c)            Except for the ETA and the Equity Agreements, if any, this Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes any and all prior agreements or understandings between the parties hereto with respect thereto, and can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

14.            All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the address set forth above; and if to the Company, to:

General Counsel

IAC Inc.

555 West 18th Street

New York, NY 10011

or to such other address as you or the Company may have furnished to the other party in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

15.            In case any provision contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision so determined to be invalid, illegal, or unenforceable shall be reformed so that it is valid, legal, and enforceable to the fullest extent permitted by law; or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein; provided that, upon any finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you hereby agree to execute and deliver an agreement in substantially the same form as this Agreement, modified to the extent necessary so as to constitute a legal and enforceable agreement. Additionally, you agree that any breach by you of paragraphs 9, 10, and/or 11 shall constitute a material breach of this Agreement as to which the applicable Company Releasees may seek all relief available under the law.

16.            This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

17.            You acknowledge and agree that, in deciding whether to execute this Agreement, you have read this Agreement and have had at least twenty-one (21) days to consider its terms and effects and to ask any questions that you may have of anyone, and that you have executed this Agreement voluntarily and with full understanding of its terms and its effects on you, and that no fact, evidence, event, or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Agreement. You further acknowledge that: (a) the release provided for herein is granted in exchange for the receipt of consideration that exceeds the amount to which you would otherwise be entitled upon termination of your employment; (b) the waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (c) you are hereby advised by the Company in writing to consult with an attorney, tax, and/or financial advisor of your choice before signing this Agreement, and that the Company has not provided to you any legal, tax, or financial advice in connection with the same; and (d) you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any terms or provisions of this Agreement. After signing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke your decision by delivering to the Company at the above address a notarized written notice of your desire to revoke the Agreement by no later than the last day of the Revocation Period. This Agreement shall become effective automatically upon the expiration of the Revocation Period if you do not revoke it in the aforesaid manner (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday, or legal holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement in the manner set forth above, the obligation of the Company to provide the payments and/or benefits described in paragraph 2(a) of this Agreement shall immediately become null and void. Notwithstanding the foregoing, this Agreement shall not be effective unless and until the Company executes the Supplemental Company Release. However, for the avoidance of doubt, the execution or non-execution of the Supplemental Company Release shall not affect whether or not the Supplemental Release Conditions have been satisfied.

BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(a)            YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b)            YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

(c)            YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

(d)            YOU ARE AWARE OF your RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, HAVE BEEN ADVISED OF SUCH RIGHT, AND HAD SUFFICIENT TIME TO CONSULT WITH AN ATTORNEY;

(e)            YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f)            THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS DESCRIBED IN THIS AGREEMENT.

If the foregoing correctly sets forth our mutual understanding, please sign on the next page and have notarized one copy of this Agreement and return it to the undersigned after the End Date, whereupon this letter shall constitute a binding agreement between us.

Sincerely,

IAC Inc.

By:

SIGNER

SIGNER TITLE, IAC

I, NAME, acknowledge that I have been given at least twenty-one (21) days from the date of this Agreement to consider the terms contained herein and that I have seven (7) days after signing this Agreement in which to rescind my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement without reservation and fully understand all of its terms.

ACCEPTED AND AGREED:

Joseph Levin                                         Date:

On this ___day of ____________ 2025, before me personally came NAME to me known and known to me to be the person described in and who executed this Agreement, and she duly acknowledged to me that she executed the same.

Notary Public

EXHIBIT B

Supplemental Company Release of Executive

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and as required by the Employment Transition Agreement (the “Agreement”), by and among Joseph Levin (“Executive”) and IAC Inc. (the “Company”) on its behalf, and on behalf of its predecessors, affiliates and successors, and each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities (collectively the “Company Releasors”), hereby waives, releases and forever discharges Executive and Executive’s heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Executive Releasees”) from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever, in any way resulting from, arising out of or connected with Executive’s employment by the Company or any of its subsidiaries or other affiliates or pursuant to any federal, state or local law, regulation or other requirements, including, without limitation, those arising under common law, which the Company Releasors or any of them ever had, now have, or hereafter shall or may have against the Executive Releasees or any of them for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date that the Company signs this release of claims. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

The Company acknowledges and agrees that by virtue of the foregoing, the Company has waived any relief available to the Company (including without limitation monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this release. The Company therefore agrees that the Company will not seek or accept any award of damages or settlement relating to any purported damages from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this release. Notwithstanding anything to the contrary set forth in this release, the Company does not release, waive, or discharge Executive from any claims to seek to enforce this release.

For purposes of implementing a full and complete release and discharge of the Executive Releasees, except as set forth in the following paragraph, the Company acknowledges that this release is intended to include in its effect, without limitation, all claims or other matters described in this release that neither party knows or suspects to exist in the Company’s favor at the time of execution hereof, and that this release contemplates the extinguishment of any and all such claims or other such matters. The Executive Releasees who are not a party to this release are third-party beneficiaries of this release and are entitled to enforce its provisions.

Excluded from the scope of this release is (A) any claim arising under the Executive Covenants after the effective date of this release, (B) any claims that seek to enforce this release, and (C) any claims relating to Executive’s commission of fraud or criminal acts against Company or its affiliates or other substantial, willful and intentional misconduct related to Executive’s employment with the Company or any of its affiliates.

B-2

Intending to be legally bound, the Company has signed this Release of Claims as of the date written below.

IAC INC.

Date	Name: Title:

B-3